Exhibit 10.5

Senningerberg, 13th of October, 2020

This letter of Intent (“LOI”) summarizes the pricncipal terms of the lease of ten A321 aircrft destined to be converted into freighter and is not intended to be a complete list of all the terms and conditions of the transaction described herein and is subject to agreement to a definitive Lease Agreement (as defined below). This LOI is not intended to be and, other than with respect to the clauses entitled Security Deposit, Confidentiality, Conditions Precedent, Expenses, Brokers, Governing Law, Jurisdiction and Validity, does not constitute a legally binding obligation and does not constitute a legal commitment by either party. On receipt of each party’s corporate approvals (as outlined in ‘Conditions Precedent’), the terms of this LOI shall become legally binding.

LOI – Re: Lease of 10 (ten) A321-200 aircraft equipped with CFM56-5Bs or V2533-A5 engines

Vallair Solution SARL, a corportion organized under the Laws of the Luxembourg with offices at EBBC bloc B, 6 Route de Treves L-2633 Senningerberg, Grand Duchy of Luxembourg, is pleased to present for your review and acceptance this Letter of Intent (the “LOI”) for the lease of 10 (ten) A321-200 aircraft bearing MSNs 941, 961, 1185, 1241, 827, 974 and 1207 equipped with two CFM56-5B3/2Ps-Ps or V2533-A5 engines.

Preamble:

Vallair is looking forward to the opportunity to lease to Global X and Global X is willing to lease from Vallair 10 (ten) A321-200 PCF and P2F aircraft and enter into a definitive lease agreement to be agreed and executed between the parties (the “Agreement”).

Under this transaction it is agreed that Global X will act as Lessee and Vallair as Lessor.

The objective is to cooperate in a partnership aimed to foster and develop the A321 freighter.

In order to be as effective as possible, Lessee and Lessor will leverage the respective positions, such as, but not limited to: conversion slots, conversion pricing, operability etc. to obtain competitive advantage derived from this cooperation.

It is envisaged a combination of passengers and freighter operations could be planned so long as the ultimate goal is to convert all the 10 (ten) aircraft subject to this LOI.

Lessor	Vallair Solutions SARL, a corporation organized under the Laws of the Luxembourg with offices at EBBC bloc B, 6 Route de Treves L-2633 Senningerberg, Grand Duchy of Luxembourg (“Vallair”)

LOI	Page 1 of 13

Lessee	Globa Crossing Airlines Inc., #1240 -1140 West Pender Street, Vancouver, British Columbia, Canada V6E 4G1 (“Global X”)

Servicer	Vallair Solution SARL, a corporation organized under the Laws of Luxembourg with offices at EBBC Bloc B, 6 Route de Treves L-2633 Senningerberg, Grand Duchy of Luxembourg, (“Vallair”), or affiliate company.

Party/Parties	Each such party is hereafter referred to as “Party” or collectively as “Parties”.

Aircraft	10 (ten) used A321-200s bearing MSNs:

MSN 941 equipped with two CFM56-5B3/2Ps engines

MSN 961 equipped with two CFM56-5B3/2Ps engines

MSN 1185 equipped with two CFM56-5B3/2Ps engines

MSN 1241 equipped with two CFM56-5B3/2Ps engines

MSN 827 equipped with two CFM56-5B3/Ps engines

MSN 974 equipped with two V2533-A5s engines

MSN 1207 equipped with two V2533-A5s engines

MSN TBD #1 equipped with two V2533-A5s engines

MSN TBD #2 equipped with two V2533-A5s engines

MSN TBD #3 equipped with two V2533-A5s engines

Together with all equipment and appurtenances and all technical, maintenance and engineering documents and manuals pertaining to the Aircraft (the “Records”) as per the Technical Specification provided.

Engines	per aircraft, CFM56-5B3/2Ps-Ps or V2533-A5 engines.

Delivery	Delivery shall occur on the Scheduled Delivery Date (as defined below), or on such date agreed between the Parties.

Delivery Locations

Freighter Conversions Facilities of

•  ST Aerospace in Singapore (Singapore), Guangzhou (China), Mobil/Alabama (USA), and

•  Precision Facility in Sanford/Florida (USA), and

•  Vallair Facility in Chateroux/France

or as otherwised agreed between the Parties.

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All payments made by Lessee to Lessor (hereunder and under the Lease Agreement) shall be made free and clear of any and all taxes and duties, including withholding tax, purchases, use, and excise taxes, VAT, levies, imposts, fees or charges of whatever nature together with interest thereon and penalties thereof, at present or in future. All taxes, other than taxes on the overall income of Lessor and other then what is described in the preceding paragraphs of this clause, shall be the responsibility of Lessee.

Delivery Date

Tentative dates are set on as follows (“Scheduled Delivery Date”)

-  MSN 827 (CFM powered): Q2/2021 (Precision-USA)

    [Induction Date: Nov./2020]

-  MSN 1207 (V powered): Q3/2021 (Precision-USA)

    [Induction Date: Jan./2021]

-  MSN 941 (CFM powered): Q4/2021 (Precision-USA)

    [Induction Date: Apr./2021]

-  MSN 961 (CFM powered): Q4/2021 (EFW-China)

    [Induction Date: June/2021]

-  MSN 974 (V powered): Q1/2022 (Precision-France)

    [Induction Date: Jul./2021]

-  MSN 1185 (CFM powered): Q2/2022 (EFW-China)

    [Induction Date: Nov./2021]

-  MSN 1241 (CFM powered): Q2/2022 (Precision-France)

    [Induction Date: Nov./2021]

-  MSN TBD #1 (V powered): Q3/2022 (EFW-USA)

    [Induction Date: Ql/2022]

-  MSN TBD #2 (V powered): Q4/2022 (EFW-USA)

    [Induction Date: Q2/2022]

-  MSN TBD #3 (V powered): Q1/2023 (EFW-USA)

    [Induction Date: Q3/2022]

“TBD” means that Lessee and Lessor will cooperate to screen the market in order to find the most appropriate feed-stock suitable for passenger operation for at least 18 months before entering into freighter conversion.

A potential candidate is MSN 1928.

.	The actual date when the Aircraft is tendered to Lessee for delivery shall be defined as “Delivery Date”.

Delivery Condition	“As-is/where-is”.

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Initial Inspection	Upon execution of this LOI, Lessor will be permitted to conduct, at its sole cost and expense, an inspection of the Aircraft, all aircraft documents and records reasonably required by Lessor depending on aircraft and records availability. Such Initial Inspection shall be of a maximum duration of three (3) days and should consist of aircraft standard walk around inspection where access is made through doors or quick access latches and doesn’t require tooling and or panels and other parts removal, also it should consist of standard pre-flight inspection with APU running or GPU power supply for clarity, no engines run will be performed during Initial Inspection, completed by no later than fifteen (15) days prior to the execution of the Lease Agreement, and, within two (2) days after the completion of the Initial Inspection Lessor shall notify to Lessee whether the Aircraft is in the Delivery Condition otherwise Lessee and Lessor shall lay out a plan of tasks to ensure the Aircraft is in the Delivery Condition at Delivery. For the Inspection, the Aircraft must have all its engines and parts fitted to allow for avionic tests and other tests, that illustrate the Aircraft can meet the Delivery Conditions as agreed by lessee and Lessor. The Initial Inspection will be arranged and coordinated by Lessor with Lessee and the scope and extent of the Inspection. (the “Initial Inspection”).

Inspection Prior Delivery (IPD)	Lessor will be permitted to conduct an IPD inspection of the Aircraft, immediately prior to Delivery, at the Delivery Location, to ensure completion of the tasks defined during the Intial Inspection and assess the status of the Aircraft. Upon completion of this inspection, Lessor shall execute an Acceptance Certificate.

Monthly Lease Rent:

Freighter operation during the first 5 (five) years of the lease Term: USD 240,000.00 (Two Hundred and Forty Thousand Dollars) for all and as applicable Aircraft

Freighter operation during the last 3 (three) years of the Lease Term:USD 230,000.00 (Two Hundred and Thirty Thousand Dollars) for all and as applicable Aircraft

Passenger Operation:USD 130,000.00 (One Hundred and Thirty Thousand Dollars) for all and as applicable Aircraft

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Security Deposit:	Three Freighter Operation Monthly Lease Rents per Aircraft shall be payable by Lessee in cash to Lessor’s bank account two months prior each Slot Induction Date.

However no Security Deposits will be due before the 1st of Ferbuary 2021.

The Security Deposit will be then scheduled to be paid as follows:

U$D 1,500,000 (One Million and Five Hundred Thousand) on Feb. 1st, 2021

U$D 1,500,000 (One Million and Five Hundred Thousand) on Apr. 1st, 2021

U$D 1,500,000 (One Million and Five Hundred Thousand) on May 1st, 2021

U$D 1,500,000 (One Million and Five Hundred Thousand) on Jun. 1st, 2021

Subsequently,

U$D 480,000 (One Million and Five Hundred Thousand) on Mar. 15st, 2022

U$D 720,000 ( Seven Hundred and Twenty Thousand) on Jun. 15th, 2022

Vallair shall provide an invoice in respect of each of the Security Deposit.

The Security Deposit for each of the Aircraft and any part thereof is non-refundable in the following circumstance:

(a) The corresponding Aircraft suffers a total loss or substantive damage repair cost of which is reasonably likely to exceed U$D1,000,000 prior to the Delivery Date;

In the above circumstances, Vallair shall promptly refund the relevant Security Deposit (or any parts thereof already paid by Global X) to Global X and the rights and obligations of each party in respect of the corresponding Aircraft under the LOI shall terminate automatically and neither party shall have any continuing obligation to the other party under the LOI or otherwise howsoever arising, except for any terms which the parties have expressly agreed shall survive the termination of this LOI.

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Lessor’s Bank
Account:
	Bank:	Bank ING
	Bank address:	52, Route d’Esch, L-2965 Luxembourg, Luxembourg
	IBAN:	LU910141742356503010
	SWIFTCODE:	CELLLULL

As may be modified from time to time by Vallair or Lessor and notified to Lessee (“Lessor’s Bank Account”)

Lease Term:	The lease term will be ninety-six (96) months from the Delivery Date of each Aircraft (the “Lease Term”).

Engines:	At Lessor sole discretion, during the Lease Term the Engines may have to be operated at 30,000 lbs of thrust which means being operated as CFM56-5Bls at least up until the first Engine Shop Visit.

If Engines have to be removed during the course of the Lease, then Global X and Lessor will act in good faith in order to find an agreeable solution such as, but not limited to Lessor procuring Engines each of which shall meet or exceed conditions to reach the end of Lease. Global X will continue to pay the relevant Lease Rent.

Any replacement engine shall be the same manufacturer and model as the Engine and of the same operating thrust and condition.

Global X shall be responsible for removing the Engines and installing any replacement engines at its cost. Once installed on the Aircraft, such replacement engine shall become an “Engine” for the purposes of the Lease Agreement and title to the removed engine shall pass to Global X.

Maintenance:	Global X shall be responsible, at its expense, for all maintenance required for the Aircraft during the Lease Term. The maintenance program shall be an approved maintenance program in accordance with standard industry practice and based on the latest manufacturer’s standard maintenance recommendations. The maintenance performer shall be Global X, the Sublessee or any other approved facility acceptable to Vallair and Lessor. During maintenance of the Aircraft, Global X’s obligation to pay the Lease Rent and the Maintenance Rent (as defined below and as applicable) shall remain and be considered as absolute and unconditional under any and all circumstances.

Maintenance Reserves:

In addition to Lease Rent, Global X shall pay the following amounts by way of supplemental rent (“Maintenance Reserves” or “MR”), monthly in arrears in respect of hours, cycles, or calendar time, as applicable, operated by each Aircraft.

LOI	Page 6 of 13

Maintenance Reserves are payable on the fifteenth day of each calendar month in respect of hours and cycles flown in the previous month or calendar time passed.

Airframe

6Y Check $13,500 Month
12Y Check $9,000 Month

Landing Gears Overhaul

U$S 4,170 per Month

APU

For APU Type APS 3200: $50 per Flight Hour For APU Type GTC36-300: $40 per flight Hour

CFM Engines

Maintenance Reserves for engine performance restoration of each Engine will be determined according the ratio between flight hours and flight cycles of the relevant Aircraft during the corresponding month, according to the following table:

	Maintenance Reserves for each Engine, per flight hour
FH/FC ratio	≤1	>1 & ≤1.5	>1.5 & ≤2	>2 & ≤3	>3 & ≤4	>4 &≤5
MR per FH	$420	$335	$291	$249	$212	$195

Maintenance Reserves for each Engine LLPs will be US$ 195 per cycle per engine.

IAE V2500 Engines

Maintenance Reserves for engine performance restoration of each Engine will be determined according the ratio between flight hours and flight cycles of the relevant Aircraft during the corresponding month, according to the following table:

	Maintenance Reserves for each Engine, per flight hour
FH/FC ratio	≤1	>1 & ≤1.5	>1.5 & ≤2	>2 & ≤3	>3 & ≤4	>4 &≤5
MR per FH	$495	$387	$320	$270	$220	$197

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Maintenance Reserves for each Engine LLPs will be US$ 215 per cycle per engine.

In case the Engines (both CFM and V2500) are operated in harsh environment for more than 30% of their monthly operation, then the MRs will be increased by 50% on a monthly basis.

Derate will be analyzed and taken into consideration.

Indexation and Minimum

The above rates are quoted in January 2020 US Dollars and shall be adjusted on January 1st of each year by 3% for airframe and landing gear maintenance and 3% for engine/APU overhaul with the exception of engine LLP reserves which will be adjusted in line increases to the manufacturer’s catalogue list price. Rates will be applied from the lease commencement date.

Maintenance Reserves per month of minimum 80 Flight Hours and 40 Flight Cycles will be paid by Global X to Vallair regardless if the Aircraft has actually flown less than these Flight Hours and Cycles during the relevant month.

Re-Delivery Location:	At an Airport in Europe as designated by Global X or such other airport as may be mutually agreed in writing between Vallair, Lessor and Global X.

Operations:	There shall be no operational restrictions on the use of the Aircraft (except as a result of US, EU or UN sanctions or where the insurance for the Aircraft will be invalidated).

Insurance:	Global X will maintain, at its own expense, comprehensive “airline” liability insurance (including cargo liability and contractual coverage) all risks hull and hull war, and related perils on industry standard terms based on London insurance market standards, including war liability coverage by application of AVN52E (or equivalent). Such policies shall be carried with reputable international insurers. Vallair and Lessor and any other finance party requested by Vallair or Lessor shall be named as additional insured in respect of liability insurance.

Deductible: US$750,000
Liability: US$500,000,000

LOI	Page 8 of 13

With respect to all risks hull and war and allied perils insurance, the amount of the agreed value for the Aircraft for such insurance against loss or damage to either Aircraft, as well as comprehensive airline liability insurance, shall be determined in the Lease Agreement in consideration of the Delivery Condition to be determined, during the first year of the Lease Agreement, decreasing at each annual anniversary of the Delivery Date by 3%

Sublease and Wet Lease:	Global X may sub-lease the Aircraft to any Global X affiliated company. Lessor’s prior written consent which shall not be unreasonably withheld.

Wet leasing of the Aircraft will be permitted, without Lessor’s prior permission, subject to common and usual safeguards as are customary in the industry (including that there shall be no change to the state of registration of the Aircraft) and subject to Global X or Sublessee remaining at all times during such wet lease in operational control of the Aircraft and maintaining satisfactory insurance cover.

Taxes:	All payments to Lessor under the Lease Agreement shall be made free and clear of all transfer fees, taxes (other than withholding tax and income taxes of the Lessor) and duties, including but not limited to sales and use tax, VAT and GST. All taxes, other than withholding taxes imposed, with respect to or measured by the net income, net profits or gains of the Lessor or incurred as the result of a failure or omission on the part of Lessor (or any Lessor affiliate), shall be the responsibility of the Global X. Notwithstanding the foregoing, the parties will cooperate in good faith in order to lawfully mitigate any fees, taxes and duties payable with respect to the transactions contemplated by this LOI.

Lease Agreements:

It is the intent of the Lessee and Lessor that a binding Lease Agreements incorporating the terms of the LOI and other terms and conditions normal to such transactions, be drawn up and executed as soon as possible after execution of this LOI and in any event no later than 2 (two) months after signature hereof (“Execution Deadline”).

The Agreements will:

(a) be drafted by Vallair’s counsel; (b) be governed by English law;

(c) incorporate the terms specified in this LOI;

(d) include market standard provisions for transactions of this type, which will include the following:

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(e) operational and tax indemnities to the benefit of the Lessee, Vallair, Vallair’s financiers and connected parties;

(f) a Lessor gross-up and unconditional payment provision; and

(g) a conditions precedent provision, including:

1) the provision to Vallair by the Lessee of suitable legal opinions; evidence of required authorisations nd insurance documentation, and
2) completion of KYC due diligence by Vallair.

Governing law	This LOl shall be governed by the laws of England.

Legal Costs	Lessee and Lessor shall each bear their own legal costs arising out of documenting this transaction.

Lessor shall be responsible for all reasonable costs associated with perfecting the interests of Lessee in the state of registration of the Aircraft as necessary and usual, including (but not limited to) the provision of internal legal opinions, and registrations, whether required by Lessee or Lessor.

Net Purchase	The purchase shall be a “net” transaction with Lessee being responsible for all costs associated with possession, use, operation, management and return of the Aircraft.

Conditions Precedent:	The terms and conditions of the LOI, in respect of the Aircraft, shall be subject to:

1. Signature of the LOI by both parties; 2. The continued availability of the Aircraft up until receipt of the LOI Deposit;

3. The Aircraft does not suffer a Total Loss prior to Delivery;

4. Receipt of the Security Deposits by both Parties;

5. Aircraft to be Registered in U.S. and leased by Global X;

6.  Excution of Global X or its affiliates, of an ACMI agreement with an established freighter or logistic Operator (e.g.: DHL, FedEx, Amazon etc.) before any Aircraft entering into the Conversion phase. The execution version of such agreement shall be discussed with Vallair, on a confidential basis: lack of the ACMI agreement shall be the one reason entitling Vallair not to execute the respective Agreements, without prejudice to the other conditions precedent under this Article;

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7.  Vallair’s receipt of all required corporate approvals at the latest before the date of execution of the relevant Agreement. If Vallair notifies Lessee by such date that it did not receive all required corporate approvals for the Aircraft, Vallair shall promptly refund any part of the Security Deposit received from Lessee, and the rights and obligations of each party under the LOI shall terminate automatically and neither party shall have any continuing obligation to the other party under the LOI, except for any terms which the parties have expressly agreed shall survive the termination of this LOI;

8.  Two months prior each start of conversion slot all the pertinent Agreement, CPs and documentation shall be properly approved and executed. Failing to do so, Lessor will have (i) the right to continue with the conversion assuming the Aircraft would have been already purchased (estimated purchasing date to be at or about March/2021) and (ii) Lessor will have the ability to Lease the Aircraft to any other Party deemed suitable to the Lessor with no firther obligation towards the Lessee.

9.  Lessor first right of refusal related to the planned and intended operation for each Aircraft whether passenger or freighter operation. Lessor’s ability to determine which type of intended operation (i.e.: passenger or freighter) shall be protected and understood.

10.  Borescope Inspections satisfactory to Lessor of the Engines that are installed on MSNs 941, 961, 1185 and 1241.

Vallair agrees to support Global X during this process so to ensure proper cooperation and execution with potential subLessees etc.

Expenses:	Each party shall be responsible for all of its own costs and expenses incurred in connection with this LOI and the transaction contemplated thereby.

The parties shall cooperate with each other to lawfully minimize any costs arising out of this transaction.

Documentation:	All documentation for the transaction will be prepared by Vallair, including all terms of the terms of this LOI, must be acceptable to Global X, and will contain such terms, conditions, representations, warranties, covenants and indemnities as are customary for transactions of this type. The parties will negotiate in good faith to agree upon the terms of the Lease Agreement and any purchase agreement (if applicable).

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Confidentiality:	This LOI is delivered by Vallair with the understanding that neither it nor any of its terms and conditions will be disclosed to any persons or entities, except those having a confidential relationship including shareholders, financiers, lawyers tax advisors and technical advisors relating to this project or where disclosure is required by law. If disclosure is required by law, then the parties shall cooperate with one another to obtain confidential treatment as to commercial terms and other material provisions of this LOI. The parties agree that this clause shall survive the expiry and or termination of this LOI.

Brokers:

Neither party has engaged the services of a broker or similar representative agent for purposes of this transaction. Each party shall represent to the other the absence of such brokers and indemnify the other with respect to any breach of such representation.

Governing Law:	This LOI, the Lease Agreement, any purchase agreement (if applicable) and all documentation shall be governed by English law.

Amendments and waivers:	Upon execution of this LOI by the parties, no terms or provision of this LOI may be changed, waived, discharged or terminated orally, but only by an instrument in writing expressed to be a supplement or amendment to this LOI signed by an authorised signatory of each party to this LOI.

Jurisdiction:	Jurisdiction shall be England and Wales.

Language:	All documentation shall be in the English language.

Validity:	This LOI is valid for three (3) weeks from the above-mentioned date and subject to the clause “Security Deposit”, the Aircraft are subject to prior sale or lease.

LOI	Page 12 of 13

Signed and accepted this 15th day of October 2020

VALLAIR SOLUTIONS SARL		GLOBAL CROSSING AIRLINES INC.

By:	/s/ [ILLEGIBLE]	By:	/s/ Edward J. Wegel

Title:	CEO	Title:	CHMN / CEO

Date:	OCTOBER 15, 2020	Date:	October 13, 2020

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